UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF THE

SECURITIES EXCHANGE ACT OF 1934

AEROFLEX INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Delaware	11-1974412
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

35 South Service Road, Plainview, New York	11803
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the	If this form relates to the
registration of a class of	registration of a class of securities
securities pursuant to Section	pursuant to Section 12(g) of the
12(b) of the Exchange Act and	Exchange Act and is effective
is effective pursuant to	pursuant to General Instruction
General Instruction A.(c), please	A.(d), please check the following
check the following box. /X/	box. / /

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on August 14, 1998 related to our Preferred Share Purchase Rights, as set forth below.

Item 1. Description of Registrant's Securities to be Registered.

Item 1 of our Form 8-A filed on August 14, 1998 related to our Preferred Share Purchase Rights is hereby amended by adding the following text:

On March 2, 2007, Aeroflex Incorporated (the "Company") entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among AF Holdings, Inc., a Delaware corporation (“Parent”), AF Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and the Company, pursuant to which the Company will merge with and into Merger Sub (the "Merger"), on the terms and subject to the conditions of the Merger Agreement. In connection with the Merger Agreement and other related transactions contemplated thereby, the Board of Directors of the Company authorized the amendment of the Rights Agreement (the "Rights Agreement"), dated as of August 13, 1998, between the Company and American Stock Transfer & Trust Company (the "Rights Agent").

On March 2, 2007, the Company and the Rights Agent executed an amendment (the "Amendment") to the Rights Agreement. Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement. The Amendment provides that (i) neither Parent, Merger Sub nor any of their respective Affiliates or Associates shall be deemed an Acquiring Person by virtue of the execution of the Merger Agreement or the consummation of the transactions contemplated thereby and (ii) no Distribution Date or Shares Acquisition Date shall be deemed to have occurred by reason of the execution of the Merger Agreement or consummation of the transactions contemplated thereby.

The Amendment adds a new section to the Rights Agreement, which provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the consummation of the merger.

The Amendment further provides that if for any reason the Merger Agreement is terminated and the merger is abandoned, then the Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to execution of the Amendment.

The Rights Agreement, including the form of the Rights Certificate, is filed as an exhibit to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 14, 1998 and is incorporated herein by reference. The Amendment is filed as Exhibit 4.1 hereto and incorporated herein by reference. The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2. Exhibits

Exhibit No.	Description

4.1	Amendment to the Rights Agreement, dated as of March 2, 2007, between Aeroflex Incorporated and American Stock Transfer & Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AEROFLEX INCORPORATED

By:
		Name:	/s/ John Adamovich, Jr.
		Title:	Senior Vice President
and Chief Financial Officer

Dated: March 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amendment to the Rights Agreement, dated as of March 2, 2007, between Aeroflex Incorporated and American Stock Transfer & Trust Company.

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